Exhibit 2.5

ACTION BY WRITTEN CONSENT OF THE

STOCKHOLDERS OF

PLANET RESOURCE RECOVERY, INC.

The undersigned, constituting the holders of all outstanding shares of capital stock entitled to vote (the “Stockholders”') of Planet Resource Recovery, Inc., a Nevada corporation (the “Corporation”), acting pursuant to Section 78.390 of the Nevada Revised Statutes (“NRS”) and the Corporation's bylaws, the Stockholders do hereby consent to, adopt, ratify, confirm, and approve, the following recitals and resolutions, effective March 28, 2023.

APPROVAL OF THE AMENDED AND RESTATED

ARTICLES OF INCORPORATION

WHEREAS, the Board has determined it to be in the best interests of the Corporation and its Stockholders to amend and restate the Articles of the Corporation to change the Corporation's name from Planet Resource Recovery, Inc. to “Recreatives Industries, Inc.” as well as the Corporation's symbol from “PRRY” to “RECX” and to effect the reverse stock split by filing an Amended and Restated Articles of Incorporation (the “Amended and Restated Articles”), substantially in the form attached hereto as Exhibit A, with the Secretary of State of Nevada and Financial Industry Regulatory Authority (“FINRA”);

WHEREAS, the Board has determined it to be in the best interest of the Corporation to effect a 30 for 1 reverse stock split of the current outstanding shares of the Corporation's Common Stock, i.e., 439,547,996, such that the Corporation thereupon will have approximately 14,651,600 shares of Common Stock outstanding (the “2023 Reverse Stock Split”);

WHEREAS, the Board has determined it is in the best interest of the Corporation to round up any fractional shares that result from the 2023 Reverse Stock Split; and

WHEREAS, the Board of the Corporation has recommended that the Stockholders of the Corporation approve and adopt the Amended and Restated Articles.

NOW THEREFORE, BE IT RESOLVED, that the form, terms and provisions of the Amended and Restated Articles to change the Corporation's name and symbol and to effect the 2023 Reverse Stock Split, hereby is, authorized, adopted and approved in all respects by the Stockholders of the Corporation and that the officers of the Corporation be, and each of them acting jointly or alone hereby is, authorized, empowered and directed, in the name of and on behalf of the Corporation, to execute, deliver and/or cause to be filed the Amended and Restated Articles with Secretary of State of the State of Nevada and FINRA and to perform such other actions that they may deem necessary or appropriate; and

BE IT RESOLVED FURTHER, that the 2023 Reverse Stock Split hereby is specifically authorized and approved by the Stockholders.

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APPROVAL OF CERTIFICATE OF AMENDMENT TO DESIGNATION OF

THE SERIES A PREFERRED STOCK

WHEREAS, the Board has determined that it is in the best interests of the Corporation to amend the Certificate of Designation, dated as of February 15, 2007 and later amended on November 2, 2009, establishing the Corporation's Series A Preferred Stock (the “Amendment”);

WHEREAS, the Amendment will be effectuated in accordance with NRS Section 78.1955, pursuant to which the Corporation will file a Certificate of Amendment to Designation (the “Series A Certificate of Amendment'”), a form of which is attached hereto as Exhibit B and incorporated by reference herein; and

WHEREAS, Section 4 of the Certificate of Designation amended November 2, 2009, has been amended to remove the anti-dilution language and now states, “Any holder of the Series A Stock shall be entitled to convert each share of Series A Stock into 3,000 shares of the Corporation's Common Stock” in the Corporation's Articles of Incorporation, as amended and restated.

NOW, THEREFORE, BE IT RESOLVED, that the Corporation is hereby authorized and approved to effectuate the Amendment.

RESOLVED FURTHER, that the Series A Certificate of Amendment is hereby authorized and approved in all respects.

RESOLVED FURTHER, that the officers of the Corporation be, and each of them acting jointly or alone hereby is, authorized, empowered and directed, in the name of and on behalf of the Corporation, to execute, deliver and/or cause the Series A Certificate of Amendment to be filed with the Secretary of State of the State of Nevada and may take such further actions as are necessary or appropriate to implement the Amendment.

GENERAL RESOLUTIONS

BE IT RESOLVED FURTHER, that any and all actions heretofore taken by any officer of the Corporation in connection with the matters contemplated by the foregoing resolutions be, and they hereby are, approved, ratified and confirmed in all respects as fully as if such actions had been presented to the undersigned for their approval prior to such actions being taken; and

BE IT RESOLVED FURTHER, that this written consent may be executed in any number of counterparts, each of which shall be deemed an original of the party or parties who executed such counterpart but all of which together shall constitute one and the same instrument, and that in making proof of this written consent it shall not be necessary to produce or account for more than one counterpart evidencing execution by each party hereto.

[THE SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the undersigned, being the Stockholders of the Corporation, have executed this written consent, effective as of March 28, 2023.

STOCKHOLDERS:

/s/ Andrew Lapp

Andrew Lapp Ownership: 31,250,000

/s/ Gerald Mounger

Gerald Mounger Ownership: 12,500,000

/s/ James Stevens

James Stevens Ownership:

/s/ Galen Reich

Galen Reich

Ownership: 7,500,000

Agile Vehicle Technologies Limited

/s/ Stuart Sowray

Stuart Sowray Ownership: 57,500,000

Signature Page to the Stockholders' Action by Written Consent to Amend and Restate the Articles of the Incorporation, 2023 Reverse Stock Split, and Amendment to Series A Preferred Stock

EXHIBIT A

AMENDED AND RESTATED ARTICLES OF INCORPORATION

 A-1

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

PLANET RESOURCE RECOVERY, INC.,

a Nevada corporation

1.	The name of the corporation is Planet Resource Recovery, Inc. (the “Corporation”) which has a vast company naming history since its incorporation. The Corporation was incorporated by filing its original articles of incorporation with the Secretary of State of Nevada (“SOS of Nevada”) on September 19, 1996, under the name "Biotherapeutics Corporation." Then the Corporation amended its articles to change its name on January 17, 1997, to “Granite Development Corporation.” Then the Corporation amended its name on April 5, 1997, to “Technology Logistics Systems, Inc.” Later the Corporation amended its articles to change its name to “Interactive Business Development, Inc.” on December 16, 2005. On May 25, 2006, the Corporation amended its articles to change the name to “Anchor Technologies, Inc.” The Corporation amended its articles to change its name to "American Biodiesel Fuels Corp" on September 7, 2007. Due to a merger the Corporation amended its articles to change its name from “American Biodiesel Fuel Corp” to “Planet Resource Recovery, Inc.” on February 15, 2007. Now the Corporation is amending its articles of incorporation to change its name from “Planet Resource Recovery, Inc.” to “Recreatives Industries, Inc.”

2.	The Amended and Restated Articles of Incorporation (“Amended Articles”) reads as follows:

ARTICLE I

The name of the Corporation is Recreatives Industries, Inc.

ARTICLE II

The Corporation may engage in any lawful activity.

ARTICLE III

Classes of Stock. The total number of shares that the Corporation is authorized to issue is 1,460,000,000 shares of common stock, par value $0.001 per share (the “Common Stock”); and 100,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”). 100,000 shares of the Corporation's Preferred Stock is designated as "Series A Preferred Stock."

1.	Common Stock.
(a)	Dividend and Liquidation Rights. The dividend and liquidation rights of the holders of the Common Stock shall be subject to and qualified by the rights, powers, and preferences of the holders of the Preferred Stock, as determined by the Board of Directors pursuant to Article III Section 2.

(b)	Voting Rights. Each holder of one share of Common Stock shall have the right to one (1) vote for each such share. The holders of shares of Common Stock shall be entitled to notice of any stockholders' meeting in accordance with the Bylaws of the Corporation and shall be entitled to vote upon such matters and in such manner as may be provided by law.

(c)	2023 Reverse Stock Split. Effective as of the date of approval by FINRA, the Corporation's shares of common stock issued and outstanding shall be subject to a 30 for 1 reverse stock split (“2023 Reverse Stock Split”).

2.             Preferred Stock. The Board of Directors is hereby expressly authorized to provide, out of the unissued shares of Preferred Stock, for one or more series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers, if any, of the shares of such series, and the preferences and relative, participating, optional, or other special rights, if any, and any qualifications, limitations, or restrictions thereof, of the shares of such series. The powers, preferences and relative, participating, optional, and other special rights of each series of Preferred Stock, and the qualifications, limitations, or restrictions thereof, if any, may differ from those of all other series at any time outstanding.

(a)	Series A Preferred Stock (the “Series A Stock”).

i.                   Conversion. Any holder of the Series A Stock shall be entitled to convert each share of Series A Stock into 3,000 shares of the Corporation's Common Stock.

ii.                 Liquidation and Dividends. The Series A Stock, notwithstanding the prior preferences, if any, granted to any other class or series of stock before or after the issue date will entitle the holder of record to dividends as approved by the Board of Directors.

iii.       Voting Rights. The holders of the Series A Stock issued and outstanding, except as otherwise provided by law shall have and possess the right to notice of stockholders' meetings and the right to vote on the election of directors or any other matter together with holders of all other classes of voting stock of the Corporation based on three thousand (3,000) votes for each share of Series A Stock owned.

iv.               Exclusion of Other Rights. Except otherwise required by law, the shares of Series A Stock shall not have any preferences or relative, participating, optional or other special rights, other than those specifically set forth in these Amended Articles of the Corporation. The shares of Series A Stock shall have no preemptive or subscription rights.

v.                 Protective Provisions. So long as any of the Series A Stock shall be outstanding, the Corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least two-thirds of the total number of shares of Series A Stock outstanding:

1.	No Alteration of Rights. Alter or change the rights, preferences, or privileges of the Series A Stock to adversely affect in any manner the Series A Stock; or
2.	No Change in Authorized Shares. Increase the authorized number of Series A Stock; or
3.	Creation of New Class of Capital Stock. Create any new class of shares having preferences over or being on a parity with the Series A Stock as to dividends or assets, unless the purpose of creation of such class is, and the proceeds to be derived &om the sale and issuance thereof are to be used for, the retirement of all Series A Stock then outstanding; or
4.	Repurchase of Capital Stock. Repurchase any of the Corporation's Common Stock; or
5.	Disposition of Assets. Sell, convey, or otherwise dispose of, or create or incur any mortgage, lien, charge or encumbrance on or security interest in or pledge of or sell and leaseback, or substantially all the property or business of the corporation.

ii. Status of Reacquired Series A Stock. Shares of Series A Stock which have been issued and reacquired in any manner shall (upon compliance with any applicable provisions of the State of Nevada) have the status of authorized and unissued shares of Preferred Stock issuable in a series undesignated and may be redesignated and reissued.

(b)	No other Series of Preferred Stock. There are no shares of any other Series of Preferred Stock authorized. This Amendment supersedes all prior certificates of designation for any other class of Preferred Stock, Series B or otherwise.

ARTICLE IV

The governing board of the Corporation shall be styled as a “Board of Directors,” and any member of such Board of Directors shall be styled as a director. The number of directors of the Corporation may be fixed and increased or decreased in the manner provided in the Bylaws of the Corporation, provided that the number of directors shall never be less than one. Vacancies and newly created directorships, whether resulting &om an increase in the size of the Board of Directors or due to the death, resignation, disqualification, or removal of a director or otherwise, may be filled by the affirmative vote of a majority of the remaining directors, even if less than a quorum. A director elected to fill a vacancy shall hold office for the unexpired term of that director's predecessor in office and until that director's successor is duly elected and qualified shall be governed by the terms of these Amended Articles of Incorporation or the resolution or resolutions adopted by the Board of Directors.

ARTICLE V

The personal liability of the directors and officers of the Corporation hereby is eliminated to the fullest extent permitted by Nevada Revised Statutes, Chapter 78, as the same exists or hereafter may be amended. No director or officer of the Corporation will be liable to the Corporation or its stockholders for damages for breach of fiduciary duty as a director or officer, excepting only (i) acts or omissions that involve intentional misconduct, fraud, or a knowing violation of law or (it) the payment of dividends in violation of Nevada Revised Statutes Section 78.300. No amendment, modification or repeal of this Article V shall apply to or have any effect on the liability or alleged liability of any director or officer of the Corporation for or with respect to any act or omission of such director or officer having occurred before such amendment, modification, or repeal, except as otherwise required by law.

ARTICLE VI

The Corporation shall, to the fullest extent permitted by the laws of the State of Nevada, as the same exist or hereafter may be amended (but in the case of such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such laws permitted the Corporation to provide before such amendment), indemnify and hold harmless each person who was or is a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that such person or a person for whom such person is the legal representative is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, manager or trustee of another corporation or of a partnership, limited liability company, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such Proceeding is alleged action or inaction in an official capacity or in any other capacity while serving as a director or officer of the Corporation or at the request of the Corporation as a director, officer, manager or trustee of another corporation or of a partnership, limited liability company, joint venture, trust or other enterprise, against and from all costs, charges, expenses, liabilities and losses including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement and amounts expended in seeking indemnification granted to such person under applicable law, this Article VI or any agreement with the Corporation) reasonably incurred or suffered by such person in connection therewith. The Corporation may, by action of the Board of Directors or through the adoption of Bylaws, provide indemnification to employees and agents of the Corporation, and to persons who are serving or did serve at the request of the Corporation as an employee or agent of another corporation or of a partnership, limited liability company, joint venture, trust or other enterprise, with the same scope and effect as provided to the directors and officers of the Corporation pursuant to the foregoing provisions of this Article VI.

The indemnification provided for herein shall not be deemed exclusive of any other right to which a person indemnified may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to actions of such person in such person's official capacity and as to actions of such person in another capacity while holding such office. The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, manager, trustee, employee or agent of another corporation or of a partnership, limited liability company, joint venture, trust or other enterprise, against any liability asserted against such person in any such capacity or arising out of such person's status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of Nevada Revised Statutes, Chapter 78. The expenses of any director or officer, current or past, incurred in defending a civil or criminal action, suit or proceeding shall be paid by the Corporation as incurred and in advance of the final disposition of such action, suit or proceeding upon the Corporation's receipt of an undertaking by or on behalf of such current or past director or officer to repay the Corporation for all of such expenses if it ultimately is determined by a court of competent jurisdiction that such current or past director or officer is not entitled to be indemnified by the Corporation. The indemnification provided for herein shall continue as to a person who has ceased to be a director, officer, employee or agent of the Corporation, or who has ceased to serve at the request of the Corporation as a director, officer, manager, trustee, employee or agent of another corporation or of a partnership, limited liability company, joint venture, trust or other enterprise, and shall inure to the benefit of such person's heirs, executors and administrators. No amendment, modification or repeal of this Article VI applies to or has any effect on any right or protection of any director, officer, employee or agent of the Corporation, or any person who is or was serving at the request of the Corporation as a director, officer, manager, trustee, employee or agent of another corporation or of a partnership, limited liability company, joint venture, trust or other enterprise, existing at the time of such amendment, modification or repeal.

ARTICLE VII

In furtherance and not in limitation of the rights, powers, privileges and discretionary authority granted or conferred by Nevada Revised Statutes, Chapter 78 or other statutes or laws of the State of Nevada, the Board of Directors is expressly authorized: (i) to make, adopt, amend, alter or repeal the Bylaws of the Corporation, except as and to the extent otherwise provided in such Bylaws; (u) from time to time to adopt bylaw provisions with respect to indemnification of directors, officers, employees, agents and other persons as the Board of Directors deems expedient and in the best interests of the Corporation and to the extent permitted by law; and (iii) to fix and determine designations, preferences, privileges, rights and powers, and relative, participating, optional or other special rights, qualifications, limitations or restrictions, on the capital stock of the Corporation as provided by Nevada Revised Statutes Section 78.195, unless otherwise provided herein.

ARTICLE VIII

The Corporation reserves the right to amend, alter, change or repeal any provision contained in these Amended Articles of Incorporation in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

EXHIBIT B

CERTIFICATE OF AMENDMENT TO DESIGNATION OF

THE SERIES A PREFERRED STOCK

 B-1

FRANCISCO V. AGUILAR
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Certificate, Amendment or Withdrawal of Designation

NRS 78.1955, 78.1955(6)

☐ Certificate of Designation

☐ Certificate of Amendment to Designation - Before Issuance of Class or Series

☒   Certificate of Amendment to Designation - After Issuance of Class or Series

☐ Certificate of Withdrawal of Certificate of Designation

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

1. Entity information:	Name of entity:
Planet Resource Recovery, Inc.
	( ):	NV19961195353

2. Effective date and time:	( ):	Date:	Time:
(must not be later than 90 days after the certificate is filed)
3. Class or series of stock: (Certificate of Designation only)	The class or series of stock within this filing:

4. Information for amendment of class or series of stock:	The original class or series of stock being amended within this filing:

5. Amendment of class or series of stock:	☐ Certificate of Amendment to Designation- Before Issuance of Class or Series
As of the date of this certificate no shares of the class or series of stock have been issued.
☒ Certificate of Amendment to Designation- After Issuance of Class or Series
The amendment has been approved by the vote of stockholders holding shares in the corporation entitling them to exercise a majority of the voting power, or such greater proportion of the voting power as may be required by the articles of incorporation or the certificate of designation.
6. Resolution: (Certificate of Designation and Amendment to Designation only)	By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes OR amends the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.*
Any holder of the Series A Stock shall be entitled to convert each share of Series A Stock into 3,000 shares of the Corporation’s Common Stock

7. Withdrawal:	: Date of:

No shares of the class or series of stock being withdrawn are outstanding.

The resolution of the board of directors authorizing the withdrawal of the certificate of designation establishing the class or series of stock: *

8. Signature: (Required)	X	Date:	03/28/2023

* Attach additional page(s) if necessary	Page 1 of 1
This form must be accompanied by appropriate fees.	Revised: 12/15/2022

OFFICER’S CERTIFICATE

Amended and Restated Certificate of Incorporation

Of

Planet Resource Recovery, Inc.

I, Andrew Lapp an the Chief Executive Officer of Planet Resource Recovery, Inc., a Nevada corporation (the "Company"). On March 27, 2023, the shareholders approved the Amended and Restated Certificate of Incorporation to include the name change from Planet Resource Recovery, Inc. to Recreatives Industries, Inc. and approved the 30:1 reverse split. Attached hereto are the true and correct copies of the Shareholder's approval.

Signed, this 11th day of April 2023.

Andrew Lapp

ACTION WRITTEN CONSENT OF THE

BOARD OF DIRECTORS OF

PLANET RESOURCE RECOVERY, INC.

The undersigned, being the entire Board of Directors (the “Board”) of Planet Resource Recovery, Inc. a Nevada corporation (the “Corporation”) pursuant to the Nevada Revised Statues (“NRS”), and the authority granted in the bylaws of the Corporation (the "Bylaws”) do hereby consent to, adopt, ratify, confirm and approve, the following recitals and resolutions effective as of March 27, 2023.

APPROVAL OF THE AMENDED AND RESTATED

ARTICLES OF INCORPORATION

WHEREAS, the Board deems it to be in the best interests of the Corporation and its stockholders to change the Corporation's name from Planet Resource Recovery, Inc. to Recreatives Industries, Inc.” as well as the Corporation's symbol from “PRRY”' to “RECX” and to effect the reverse stock split by amending and restating the Corporation's Articles of Incorporation (the “Amended and Restated Articles”) by filing the Amended and Restated Articles, substantially in the form attached hereto as Exhibit A, with the Secretary of State of Nevada and Financial Industry Regulatory Authority (“FINRA”);

WHEREAS, the Board deems it to be in the best interest of the Corporation to effect a 30 for 1 reverse stock split of the current outstanding shares of the Corporation's Common Stock, i.e., 439,547,996, such that the Corporation thereupon will have approximately 14,651,600 shares of Common Stock outstanding (the “2023 Reverse Stock Split”);

WHEREAS, the Board deems it to be the best interest of the Corporation to round up any fractional shares that result from the 2023 Reverse Stock Split;

WHEREAS, the Board deems it to be in the best interest of the Corporation to include in Article III Section 1 subsection (c) of the Amended and Restated Articles, “Effective as of the date of approval by FINRA, the Corporation's shares of common stock issued and outstanding shall be subject to a 30 for 1 reverse stock split” substantially in the form attached hereto as Exhibit A;

WHEREAS, the 2023 Reverse Stock Split will be effective upon the effective date of the filing of the Amended and Restated Articles with Secretary of State of Nevada and FINRA; and

WHEREAS, the Board has authorized and directed the officers of the Corporation to solicit the requisite stockholder approval of the Amended and Restated Articles pursuant to Section 78.320 of the NRS.

NOW, THEREFORE, BE IT RESOLVED, that the form, terms and provisions of the Amended and Restated Article to change the Corporation's name and symbol and to effect the 2023 Reverse Stock Split, hereby is, authorized, adopted and approved in all respects and that the officers of the Corporation be, and each of them acting jointly or alone hereby is, authorized, empowered and directed, in the name of and on behalf of the Corporation, to execute, deliver and/or cause to be filed the Amended and Restated Articles with Secretary of State of the State of Nevada and FINRA and to perform such other actions that they may deem necessary or appropriate;

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BE IT RESOLVED, FURTHER, that in lieu of a Meeting of Stockholders to consider and vote upon the Amended and Restated Articles, the Board will obtain the written consent of stockholders owning more than the requisite percentage ownership to ratify the actions of the Board and approve the Amended and Restated Articles, as provided by the NRS; and

BE IT RESOLVED, FURTHER, that the 2023 Reverse Stock Split hereby is specifically authorized and approved.

APPROVAL OF AMENDMENT TO DESIGNATION OF

SERIES A PREFERRED STOCK

WHEREAS, the Board has determined that it is in the best interests of the Corporation to amend the Certificate of Designation, dated as of February 15, 2007, and later amended on November 2, 2009, establishing the Corporation's Serles A Preferred Stock (the “Amendment”);

WHEREAS, the Amendment will be effectuated in accordance with NRS Section 78.1955, pursuant to which the Corporation will file a Certificate of Amendment to Designation (the “Series A Certificate of Amendment”), a form of which is attached hereto as Exhibit B and incorporated by reference herein;

WHEREAS, Section 4 of the Certificate of Designation amended November 2, 2009, has been amended to remove the anti-dilution language and now states, “Any holder of the Series A Stock shall be entitled to convert each share of Series A Stock into 3,000 shares of the Corporation's Common Stock” in the Corporation's Articles of Incorporation, as amended and restated; and

WHEREAS, the Board has authorized and directed the officers of the Corporation to solicit the requisite stockholder approval of the Series A Certificate of Amendment pursuant to the NRS.

NOW, THEREFORE, BE IT RESOLVED, that the Corporation is hereby authorized and approved to effectuate the Amendment;

RESOLVED FURTHER, that the Series A Certificate of Amendment is hereby authorized and approved in all respects;

BE IT RESOLVED, FURTHER, that in lieu of a Meeting of Stockholders of Series A Preferred Stock to consider and vote upon the Series A Certificate of Amendment. the Board will obtain the written consent of stockholders owning shares of the Series A Preferred Stock to ratify the actions of the Board and approve the Amendment, as provided by the NRS; and

RESOLVED FURTHER, that the officers of the Corporation be, and each of them acting jointly or alone hereby is, authorized, empowered and directed, in the name of and on behalf of the Corporation, to execute, deliver and/or cause the Series A Certificate of Amendment to be filed with the Secretary of State of the State of Nevada and may take such further actions as are necessary or appropriate to implement the Amendment.

2

APPROVAL OF WITHDRAWAL OF SERIES B PREFERRED STOCK

WHEREAS, the Board has determined that it is in the best interests of the Corporation to withdraw the Certificate of Designation, dated as of January 12, 2010, establishing the Corporation's Series B Preferred Stock (the “Withdrawal”);

WHEREAS, the Withdrawal will be effectuated in accordance with NRS Section 78.1955, pursuant to which the Corporation will file a Certificate of Withdrawal (the “Series B Certificate of Withdrawal”), a form of which is attached hereto as Exhibit C and incorporated by reference herein, which states that no shares of the Series B Preferred Stock ate outstanding and which contains the resolution of the Board authorizing the withdrawal of the Certificate of Designation establishing the Corporation's Series B Preferred Stock.

NOW, THEREFORE, BE IT RESOLVED, that the Corporation is hereby authorized and approved to effectuate the Withdrawal.

RESOLVED FURTHER, that the Series B Certificate of Withdrawal is hereby authorized and approved in all respects.

RESOLVED FURTHER, that the officers of the Corporation be, and each of them acting jointly or alone hereby is, authorized, empowered and directed, in the name of and on behalf of the Corporation, to execute, deliver and/or cause the Series B Certificate of Withdrawal to be filed with the Secretary of State of the State of Nevada and may take such further actions as are necessary or appropriate to implement the Withdrawal.

GENERAL RESOLUTIONS

NOW THEREFORE, BE IT RESOLVED, that any and all actions heretofore taken by any officer of die Corporation in connection with the matters contemplated by the foregoing resolutions be, and they hereby are, approved, ratified and confirmed in all respects as fully as if such actions had been presented to the undersigned for their approval prior to such actions being taken; and

BE IT RESOLVED FURTHER, that this written consent may be executed in any number of counterparts, each of which shall be deemed an original of the party or parties who executed such counterpart but all of which together shall constitute one and the same instrument, and that in making proof of this unanimous written consent it shall not be necessary to produce or account for more than one counterpart evidencing execution by each patty hereto.

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IN WITNESS WHEBEOF, the undersigned, being all the directors of the Corporation, have executed this written consent of the Board, effective as of March 27, 2023.

DIRECTORS:

Andrew Lapp

Gerald Mounger

Signature Page to the Board's Action by Written Consent to Amend and Restate the Articles of the Incorporation, 2023 Reverse Stock Split, Amendment to Series A Preferred Stock, and Withdrawal of Series B Preferred Stock